Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF ALEANNA

Unless the context otherwise requires, all references in this section to “we,” “us,” “our,” or “AleAnna” refer to AleAnna Energy, LLC and its subsidiaries.

The following discussion and analysis of our financial condition and results of operations should be read together with our consolidated financial statements and the related notes appearing elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the section entitled “Business” and our pro forma financial information. See “Unaudited Pro Forma Combined Financial Information.” This discussion and analysis contains forward-looking statements that reflect our plans, estimates and beliefs that involve risks and uncertainties that may be outside our control. As a result of many factors, such as those set forth under the headings “Risk Factors” and elsewhere in this proxy statement/prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

AleAnna is a natural gas resource company focused on delivering critical natural gas supplies to Europe through both onshore conventional natural gas exploration and renewable natural gas development in Italy. AleAnna has several conventional natural gas discoveries including its primary discovery, the Longanesi field, located in the Po Valley in Northern Italy, which is one of Italy’s largest modern gas discoveries. AleAnna retains a 33.5% working interest in the Longanesi field with its working interest partner, and operator, Societa Padana Energia (“Padana”) representing the other 66.5%. AleAnna acquired its working interest in the Longanesi field through a 2016 transaction. AleAnna also retains wholly owned concessions, permits, and pending applications on other exploration and development prospects across Italy which are supported by proprietary modern 3D seismic reservoir imaging. In 2021, AleAnna launched a renewable natural gas (“RNG”) development business focused on bringing to market carbon-negative renewable natural gas derived from animal and agricultural waste.

Planned principal operations have not yet commenced. As of September 30, 2024, the Company had not derived revenue from its principal business activities. AleAnna’s primary activities currently involve the drilling and testing of three Longanesi development wells together with its working interest partner, Padana. Our recent drilling activity consisted of the following: no activity during the nine months ended September 30, 2024, drilling of one gross Longanesi development well (0.335 net to our interest) during the year ended December 31, 2023, and drilling of two gross Longanesi development wells (0.67 net wells to our interest) during the year ended December 31, 2022. We had no other exploratory or development drilling during the nine months ended September 30, 2024 or the years ended December 31, 2023 or 2022. Our Longanesi, Trava and Gradizza wells are classified by DeGolyer & MacNaughton as proved undeveloped reserves as such wells have not yet started production and require future investments to install production pipelines and production facilities prior to being fully completed and producible. Following tie-in of these wells and the installation of a temporary processing facility over the remainder of 2024, AleAnna and Padana expect to achieve first production of the five wells in the Longanesi field in the first quarter of 2025 through use of a temporary processing skid. The permanent processing facility is expected to be constructed over the course of 2025 and commissioned in the first half of 2026.

The Transactions

We entered into the Merger Agreement with SPAC on June 4, 2024. Pursuant to the Merger Agreement, and assuming approval by SPAC’s shareholders, (i) SPAC will undertake the Domestication and (ii) on the Closing Date, consummate the Merger.

The Business Combination is intended to be accounted for as a common control transaction with respect to AleAnna which is akin to a reverse recapitalization. This conclusion was based on the fact that Nautilus Member has a controlling financial interest in AleAnna prior to the Business Combination and is intended to have a controlling financial interest in Surviving PubCo, which will include AleAnna as a wholly owned subsidiary. The net assets of SPAC will be stated at their historical carrying amounts with no goodwill or intangible assets recognized in accordance with U.S. GAAP. The Business Combination with respect to AleAnna will not be treated as a change in control primarily due to Nautilus Member receiving the controlling voting stake in Surviving PubCo and the ability of Nautilus Member to nominate the full board of directors and management of Surviving PubCo.

Under a reverse recapitalization, SPAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of AleAnna issuing stock for the net assets of SPAC, accompanied by a recapitalization.

The most significant change in Surviving PubCo’s future reported financial position and results are expected to be an estimated net increase in cash (as compared to AleAnna’s financial position as of September 30, 2024 and December 31, 2023) of $1.8 million assuming no shareholder redemptions, and net decreases in cash of $1.6 million assuming 25% shareholder redemptions, $5.1 million assuming 50% shareholder redemptions, $8.4 million assuming 75% shareholder redemptions, or $11.9 million assuming maximum shareholder redemptions. During 2024, the company has incurred approximately $1.4 million in deferred transaction costs related to this transaction that are recorded in prepaid expenses and other assets as of September 30, 2024. The Company expects to reclassify these costs to additional paid-in capital in the period the Business Combination closes to the extent cash proceeds received in the transaction exceed transaction costs. To the extent transaction costs exceed the amount of cash proceeds, such amounts will be expensed. Total transaction costs are estimated at $10.7 million. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Recent Developments

Gas Sale Agreement

On October 29, 2024, the Company entered into a gas sale agreement (“GSA”) with Shell Energy Europe Limited (“SEEL”), whereby SEEL will become the exclusive buyer of AleAnna’s share of the natural gas produced from the Longanesi field net of (i) any consumption and/or losses incurred in the transport, treatment and compression of gas before delivery; (ii) any volume to be allocated for regulated royalties auctions, if applicable; and (iii) any other volume contractually allocated to other parties before August 31, 2022. Future sales under the GSA are contingent upon the commencement of gas production.

RNG Acquisitions

Between March 2024 and July 2024, the Company successfully completed three separate strategic acquisitions of renewable natural gas (RNG) plant projects in Italy for an aggregate €9,087,882, or approximately $9,829,034. The plants are fully permitted and are in various stages of the production lifecycle, with one greenfield plant that is a new development and two brownfield plants that are currently operational. The Company plans to develop and upgrade these sites for RNG production in the future.

Capital Contributions

Between January 2024 and May 2024, AleAnna received an aggregate of $62.1 million in capital contributions from its members, resulting in the issuance of 62,100 Class 1 Preferred Units, to fund operating costs and capital expenditures and provide working capital to meet our liabilities and commitments as they become due for at least the upcoming 12 months. These funds will be used to fund the Longanesi gas pipeline and plant activity obligations, as well as general and administrative expenses of AleAnna and its subsidiaries.

Blugas Settlement

On May 28, 2024, the Company reached a settlement agreement with Blugas regarding the Blugas overriding royalty interest (“ORRI”) whereby Blugas was entitled to physical delivery of 20% of the first 350 million standard cubic meters (approximately 2,472 106ft3) produced from the Longanesi field. Under the terms of this settlement agreement, AleAnna paid Blugas approximately €5 million, plus an additional €1.1 million in applicable VAT. In exchange, AleAnna is released from any future liability related to the Blugas ORRI. As a result of the transactions contemplated by the Blugas Settlement Agreement, AleAnna’s 33.5% working interest in the Longanesi field is now unencumbered except for normal government royalties (10%). AleAnna has determined the Blugas settlement should be accounted for as an acquisition of the Blugas ORRI claim with a corresponding impact to AleAnna’s reserves. AleAnna’s year-end December 31, 2023 reserve quantities included the 20% of 350 million standard cubic meters (approximately 2,472 106ft3) allocable to the Blugas ORRI in its proved gas reserves. However, the required payments to Blugas associated with the sale of such quantities were reflected as cash outflows (costs) as if such amounts were paid to Blugas. As a result of the Blugas Settlement Agreement, utilizing the same assumptions as the December 31, 2023 DeGolyer & MacNaughton reserve report, net proved reserve quantities would not increase as the 20% of 350 million standard cubic meters (approximately 2,472 106ft3) allocable to the Blugas ORRI were included in December 31, 2023 proved gas reserves. However, as the required payments to Blugas associated with the sale of such quantities were reflected as cash outflows (costs), as if such amounts were paid to Blugas, utilizing the same assumptions as the December 31, 2023 DeGolyer & MacNaughton reserve report, if the cash payments allocable to Blugas were added back to AleAnna’s December 31, 2023 future net cash flows and standardized measure of discounted future net cash flow, such amounts would have increased $35.3 million and $30.0 million, respectively. AleAnna’s working interest (net revenue interest) as established under the terms of the Unified Operating Agreement (“UOA”) arrangement originally signed between ENI and Grove and dated September 26, 2009, remains unchanged at 33.5%. The total $6.6 million in acquisition costs related to the Blugas ORRI acquisition were not contemplated as part of the December 31, 2023 DeGolyer & MacNaughton reserve report and such amounts do not appear in AleAnna’s December 31, 2023 future net cash flows and standardized measure of discounted future net cash flow as settlement discussions had not commenced (and did not commence until late first quarter 2024) and any potential settlement outcomes or amounts were unknown as of December 31, 2023. See “Condensed Consolidated Interim Financial Statements (Unaudited) of AleAnna Energy, LLC — Note 6 — Commitments and Contingencies.”

Key Factors Affecting our Performance, Prospects and Future Results

We believe that our performance and future success depend on a number of factors that present significant opportunities for us but also pose risks and challenges, including competition from other carbon-based and non-carbon-based fuel producers, regulatory hurdles posed by the Italian government, and other factors discussed under the section titled “Risk Factors.” We believe the factors described below are key to our success.

Achieving First Production at Longanesi

Planned principal operations have not yet commenced. As of September 30, 2024, the Company had not derived revenue from its principal business activities. AleAnna’s primary activities currently involve the drilling and testing of three Longanesi development wells together with its working interest partner Padana. Following tie-in of these wells and the installation of a temporary processing facility over the course of 2024, AleAnna and Padana expect to achieve first production of the five wells in the Longanesi field in the first quarter of 2025 through use of a temporary processing skid. The permanent processing facility is expected to be constructed over the course of 2025 and commissioned in the first half of 2026.

We believe achieving first production of the Longanesi field is a key milestone that will fuel our potential growth. The Company also has potentially viable discoveries in its Gradizza and Trava fields that are expected to achieve first production in the future.

Commencing and Expanding RNG Operations

In 2021, AleAnna launched an RNG development business focused on bringing to market carbon negative renewable natural gas derived from animal and agricultural waste. As previously discussed, the first three RNG projects were purchased between March 2024 and July 2024, with additional RNG projects expected to be purchased in the future.

We believe expanding the RNG business is another key to our potential growth and may unlock potential partnership or joint venture opportunities.

Key Components of Results of Operations

We are an early-stage company and our historical results may not be indicative of our future results. Accordingly, the drivers of our future financial results, as well as the components of such results, may not be comparable to our historical or future results of operations.

Revenue

During the nine months ended September 30, 2024, we generated approximately $0.6 million of revenue from electricity sales at two RNG assets acquired in July 2024 (the “Casalino” and “Campopiano” plants). The plant assets are fully permitted for production of electricity through conversion of crop and animal waste bio feedstocks. The plant assets are currently biomethane to electricity conversion assets. It is the company’s intention to begin upgrading the sites to refine biomethane into renewable natural gas through upgrading units. Following the upgrade process to transition the assets to biomethane to renewable natural gas conversion, the Company expects to sell renewable natural gas to customer(s) by trucking or piping the renewable natural gas to the interstate pipeline system (SNAM). Until the plant assets are upgraded, the Company will actively source bio feedstocks for the assets in order to produce biomethane which will be processed through reciprocating generators in order to generate electricity which is then sold onto the grid through a metered interconnection. Casalino and Campopiano derive revenues from the sale of such electricity to the local state owned electrical utility (Gestore dei Servizi Energetici SpA or “GSE”). Energy generation revenue is recognized as the electricity generated by the Casalino and Campopiano assets is delivered to GSE. Revenues are based on actual output and “on-the-spot” predetermined prices for small renewable energy producers.

In addition to sales of RNG, we expect to generate a significant portion of our future revenue from the sale of conventional natural gas.

Expenses

General and Administrative (G&A) Expense

G&A expenses consist of compensation costs for personnel in executive, finance, accounting, and other administrative functions. G&A expenses also include legal fees, professional fees paid for accounting, auditing and consulting services, and insurance costs. Following the Business Combination, we expect we will incur higher G&A expenses for public company costs such as compliance with the regulations of the SEC and the Nasdaq Capital Market.

Income Tax Effects

We are a limited liability company that is treated as a partnership for tax purposes, with each of our members accounting for its share of tax attributes and liabilities. However, the Company’s consolidated Italian subsidiary (AleAnna Italia S.p.A.) is subject to Italian corporate income taxes. In December 2022, the Company merged its Italian subsidiaries (AleAnna Italia S.r.L. and AleAnna Europa S.r.l.) into AleAnna Italia as a single entity and converted the Italia entity from an S.r.L. (flow through entity under the Italian tax code) into a S.p.A (corporation under the Italian tax code). Therefore, the income tax consequences of such entity have been reflected in the Company’s consolidated financial statements in accordance with ASC 740, Income Taxes. Given AleAnna’s history of losses, and because future production remains uncertain, a full valuation allowance was applied against deferred tax assets as of September 30, 2024, December 31, 2023 and December 31, 2022.

We are also subject to a Valued-Added Tax (“VAT”) which is a broadly-based consumption tax that is assessed to the value that is added to goods and services. The VAT applies to nearly all goods and services that are bought and sold within the European Union. Italian law allows for certain VAT payments to be recovered through ongoing applications for refunds. The Company has incurred higher VAT input paid (i.e., VAT paid on purchases) than the VAT output collected (i.e., VAT collected on sales), resulting in a net VAT refund receivable. As of September 30, 2024, December 31, 2023 and 2022, we had VAT receivables of $5.9 million, $4.4 million, and $3.0 million, respectively.

Operations

Our net losses were $3.3 million and $2.6 million for the nine months ended September 30, 2024, and 2023, respectively. As of September 30, 2024 and December 31, 2023, we had an accumulated deficit of $306.0 million and $147.3 million, respectively. The majority of these losses stem from costs associated with the Longanesi field drilling and development, including asset impairments from previous years, as well as seismic imaging, exploratory costs for other conventional natural gas prospects, and general and administrative expenses. The accumulated deficits also include deemed dividends to the redemption value of our Class 1 Preferred Units based on the redemption features of those units and the related accounting requirements. See “Condensed Consolidated Interim Financial Statements (Unaudited) of AleAnna Energy, LLC — Note 7 — Temporary Equity and Members’ Equity.” We expect to continue to incur substantial expenses related to our operations, exploration, and development activities, including pre-commercialization efforts as we continue our development of, and seek regulatory approval for, our discoveries and exploration prospects. Since inception, we have incurred net losses annually and do not expect to achieve sustained profitability until 2025.

Consolidated Results of Operations

Comparison of the nine months ended September 30, 2024 and 2023:

	Nine months ended September 30,
	2024	2023
Revenues	$648,328	$—

Operating Expenses:
Cost of revenues	$538,607	$—
General and administrative	4,473,833	3,239,559
Depreciation	51,311	—
Accretion of asset retirement obligation	99,930	33,311
Increase (decrease) in contingent consideration liability	304,929	(244,526)
Total Operating Expenses	5,468,610	3,028,344

Operating loss	(4,820,282)	(3,028,344)

Other Income (Expense):
Interest and other income	1,325,660	1,029
Change in fair value of derivative liability	173,177	430,819
Total Other Income (Expense)	1,498,837	431,848
Net loss	$(3,321,445)	$(2,596,496)
Deemed dividend to Class 1 Preferred Units redemption value	(155,423,177)	(52,941,150)
Net loss attributable to holders of Common Member Units	(158,744,622)	(55,537,646)

Other Comprehensive Income (Loss)
Currency translation adjustment	(18,986)	(145,271)
Comprehensive Loss	$(3,340,431)	$(2,741,767)

Revenues

During the nine months ended September 30, 2024, all of our revenue was earned through electricity generation and sales at the Casalino and Campopiano RNG plants that were purchased in July 2024. See Critical Accounting Policies and Estimates for further details.

General and Administrative (G&A) Expenses

General and administrative expenses consist of salaries and benefits, outside professional services including legal, human resources, audit and accounting services, and development stage expenses. We expect to continue to incur expenses to support future operations as a public company, including expenses related to existing and future compliance with rules and regulations of the SEC and exchange on which we expect our securities will be traded, insurance expenses, investor relations, audit fees, professional services and general overhead and administrative costs.

General and administrative expenses increased by $1.2 million, or 38%, for the nine months ended September 30, 2024 compared to the nine months ended September 30, 2023. The increase was primarily due to increases in legal, audit and consulting fees.

Contingent Consideration Liability

The change in fair value of the contingent consideration liability increased by $0.5 million or 225%, for the nine months ended September 30, 2024, compared to the same period in 2023. The change was primarily due to the fluctuations in the foreign exchange rate used in the calculation of the contingent consideration liability.

In 2019, following repeated development delays and severely depressed European natural gas prices, Nautilus, AleAnna’s primary shareholder, considered no longer funding capital contributions to AleAnna. Due to restricted access to capital, the potential of bankruptcy, and the improbability of developing Longanesi or any of AleAnna’s other prospects, AleAnna’s gas assets were fully impaired, and the corresponding contingent consideration liability was reduced to $0 as such payment was no longer probable. However, by 2021 European natural gas prices had recovered substantially and AleAnna and Padana began drilling Longanesi development wells. As such, it became probable that the Longanesi field would enter production and AleAnna again recognized the contingent consideration liability.

As of September 30, 2024 and December 31, 2023, the contingent consideration liability was recorded at $26.8 million and $26.5 million, respectively. The estimate of the contingent consideration liability was determined based on inputs including the following as of September 30, 2024 and December 31, 2023: the intercontinental exchange futures prices for European natural gas, Euro to USD exchange rates of 1.12 and 1.11, respectively, and management’s future expected annual Longanesi production. AleAnna is required to make formulaic deferred consideration payments effectively equating to 20% to 50% of revenue above certain European natural gas threshold prices. The calculation and timing of such payments are primarily driven by future expected Longanesi production, as modeled by DeGolyer & MacNaughton, as well as forward European natural gas prices. While the timing and quantities of expected Longanesi production were unchanged from December 31, 2023 to September 30, 2024, average annual European natural gas forward prices declined slightly. As a result, the amount of revenue attributable to prices points above the threshold prices declined which resulted in a lengthening of the timing of expected contingent consideration payments and a corresponding reclassification of a portion of the contingent consideration liability from short-term to long-term.

Interest and Other Income

Interest and other income primarily includes interest earned on cash and cash equivalents. Interest and other income increased by $1.3 million during the nine months ended September 30, 2024 compared to the same period in 2023, primarily due to interest earned on larger average cash balances during the 2024 period compared to the 2023 period presented.

Change in Fair Value of Derivative Liability

The change in the fair value of derivative liability related to the Class 1 Preferred Units was $0.2 million during the nine months ended September 30, 2024, compared to $0.4 million during the same period in 2023. The fair value gain recorded during the nine months ended September 30, 2024 (representing a decrease in the liability) was primarily due to a higher liquidation threshold and lower business value as of September 30, 2024 compared to December 31, 2023 which was driven by capital contributions made during the first quarter of 2024 through the Class 1 Preferred Units. The derivative liability was reduced from $173,177 as of December 31, 2023 to zero as of September 30, 2024. The fair value gain recorded during the nine months ended September 30, 2023 (representing a decrease in the liability) was primarily due to a higher liquidation threshold and lower business value, combined with a slightly higher probability of a transaction occurring, as of September 30, 2023 compared to December 31, 2022. The higher liquidation threshold was driven by capital contributions made during the nine months of 2023 through the Class 1 Preferred Units.

Currency Translation Adjustment

For the purposes of presenting consolidated financial statements, the assets and liabilities of our Euro operations are translated to USD at the exchange rate on the reporting date. The income and expenses are translated using average exchange rates. Foreign currency differences that arise on translation for consolidated purposes are recognized in other comprehensive loss on the consolidated statements of operations and comprehensive loss.

The currency translation adjustment increased by $0.1 million or 87% for the nine months ended September 30, 2024 compared to the same period in 2023. This increase was due to the fluctuation of the exchange rates between the Euro and the U.S. Dollar as well as the level of the Company’s activities.

Comparison of the Years ended December 31, 2023 and 2022:

	For the Year Ended December 31,
	2023	2022
Operating Expenses:
General and administrative	$5,634,150	$2,004,660
Depreciation	—	2,133
Accretion of asset retirement obligation	133,239	123,867
Increase in contingent consideration liability	866,519	223,152
Total Operating Expenses	6,633,908	2,353,812

Operating Loss	(6,633,908)	(2,353,812)

Other Income (Expense):
Other income and expenses	(102,041)	(65,382)
Change in fair value of derivative liability	708,869	(863,776)
Total Other Income (Expense)	606,828	(929,158)

Net Loss	$(6,027,080)	$(3,282,970)

Other Comprehensive Loss
Currency translation adjustment	135,698	(658,636)
Comprehensive Loss	$(5,891,382)	$(3,941,606)

G&A Expenses

General and administrative expenses consist of salaries and benefits, outside professional services including legal, human resources, audit and accounting services, and development stage expenses. General and administrative expenses increased by $3,629,490, or 181%, for the year ended December 31, 2023, compared to the year ended December 31, 2022, primarily due to an increase of approximately $1.5 million in legal, audit and consulting fees, an increase of approximately $1.5 million in salaries, benefits and payroll taxes, and an increase of approximately $0.7 million in office expenses and other general overhead.

Contingent Consideration Liability

The change in the fair value of the contingent consideration expense increased by $643,367 or 288%, for the year ended December 31, 2023, compared to the year ended December 31, 2022, primarily due to an increase in the average foreign exchange rates used in the calculation of the contingent consideration liability.

As of December 31, 2023, and 2022, the contingent consideration liability was recorded at $26,482,682 and $25,616,163, respectively. The estimate of the contingent consideration liability was determined based on inputs including the following as of December 31, 2023, and 2022: the intercontinental exchange futures prices for European natural gas, a Euro to USD exchange rate of 1.11 and 1.07, respectively, and management’s future expected annual Longanesi production. AleAnna is required to make formulaic deferred consideration payments effectively equating to 20-50% of revenue above certain European natural gas threshold prices. The calculation and timing of such payments are primarily driven by future expected Longanesi production, as modeled by DeGolyer and MacNaughton, as well as forward European natural gas prices.

Other Income and Expenses

Other income includes interest income and miscellaneous income. Other expenses include bad debt expense, lease operating expenses, and intangible drilling expenses. Net other expenses increased by 56% during the year ended December 31, 2023 compared to the year ended December 31, 2022 primarily due to an increase in lease operating expenses.

Change in Fair Value of Derivative Liability

The change in the fair value of derivative liability related to the Class 1 Preferred Units was $708,869 during the year ended December 31, 2023 (representing a decrease in the liability), compared to ($863,776) during the same period in 2022, representing an increase in the liability. The fair value gain recorded during the year ended December 31, 2023 was primarily due to a higher liquidation threshold as of December 31, 2023 compared to December 31, 2022. The fair value loss during the year ended December 31, 2022 was primarily due to a higher business valuation as of December 31, 2022 compared to December 31, 2021.

Currency Translation Adjustment

For the purpose of presenting consolidated financial statements, the assets and liabilities of our Euro operations are translated to USD at the exchange rate on the reporting date. The income and expenses are translated using average exchange rates. Foreign currency differences that arise on translation for consolidated purposes are recognized in other comprehensive loss on the consolidated statements of operations and comprehensive loss.

The currency translation adjustment increased by $794,334, or 121%, for the year ended December 31, 2023 compared to the year ended December 31, 2022, representing a gain in 2023 compared to a loss in 2022. The increase is due to the fluctuation of the exchange rates between the Euro and the U.S. Dollar as well as the level of the Company’s activities.

Segment Considerations

The Company’s operations consist of one operating segment and reportable segment reflecting the manner in which operations are managed and the criteria used by the chief operating decision maker (“CODM”), the Company’s Executive Chairman and Chief Executive Officer, collectively, to evaluate performance, develop strategy, and allocate resources.

While the Company has recently acquired three RNG assets, these assets are still in the early stages of development which may include expansion and installation of upgrading units to refine biomethane into renewable natural gas (rather than conversion to electricity). These assets have not generated significant revenues or incurred material expenses. As of, and for the period ending September 30, 2024, the Company’s CODM was primarily focused on capital investing decisions, strategy, and forward-looking investment economics. While the CODM monitors cash reserves and overall enterprise liquidity, extensive review and analysis of the Company’s performance and loss statements is not performed beyond review of the consolidated financial statements. As such, the CODM continues to assess the financial performance of the Company as a single enterprise on a consolidated basis, without distinguishing between conventional natural gas and RNG operations.

All of the Company’s primary operating activities and assets remain located in Italy. The Company will continue to evaluate its operating segments and the determination of reportable segments as the business evolves.

Liquidity, Capital Resources and Operations

We have generated minimal revenues from our operations to date and we had an accumulated deficit of $306.0 million as of September 30, 2024. We had $43.4 million in cash and cash equivalents on September 30, 2024. The Company’s continuing operations, as intended, are dependent upon its ability to generate cash flows or obtain additional financing. Between January 2024 and May 2024, AleAnna received an aggregate of $62.1 million in capital contributions from its members resulting in the issuance of 62,100 Class 1 Preferred Units, to fund operating costs and capital expenditures and provide working capital to meet our liabilities and commitments as they become due for at least the upcoming 12 months.

Presently, Padana is the operator of the Longanesi field under a Unitized Operating Agreement, and other companies in the future may operate some of the properties in which we have an interest. The failure of an operator of our wells or joint venture participant to adequately perform operations, an operator’s breach of the applicable agreements or an operator’s failure to act in ways that are in our best interest could reduce our production and revenues.

To mitigate operator risks, AleAnna monitors the operational risks, credit risk, financial position and liquidity of Padana. Operational risks are monitored and acted on through: i) periodic meetings with Padana, through a formal committee known as the “Technical Committee”, to examine upcoming activities and discuss questions and concerns, ii) through the receipt and analysis of daily reports, iii) through requesting unscheduled calls with Padana where areas of concern are identified, and iv) through occasional site visits. Further, Padana’s credit risk, financial position, and liquidity are periodically evaluated through review of the financial condition of Padana’s parent organization, Gas Plus S.p.A., which is a publicly-traded company on the Italian Stock Exchange (Euronext Milan). We are able to continuously monitor financial health of Gas Plus S.p.A. through exchange-required public disclosures, including half-annual and annual financial statements, corporate presentations, and press releases.

Cash Flows

The following table includes our cash flow data for the periods indicated:

	For the Nine months Ended September 30,
	2024	2023
Consolidated Statement of Cash Flows Data:
Net cash used in operating activities	(6,920,138)	(4,318,819)
Net cash used in investing activities	(18,549,966)	(7,922,616)
Net cash provided by financing activities	62,100,000	21,004,132

	For the Years Ended December 31,
	2023	2022
Consolidated Statement of Cash Flows Data:
Net cash used in operating activities	(5,749,303)	(4,165,187)
Net cash used in investing activities	(8,924,941)	(9,072,390)
Net cash provided by financing activities	21,004,132	10,649,400

Cash used in operating activities

Cash used in operating activities increased by $2.6 million for the nine months ended September 30, 2024, compared to the same period in 2023, and $1.6 million for the year ended December 31, 2023, compared to the year ended December 31, 2022. The increases in cash used in operating activities represents the effect on cash flows from net losses adjusted for items not affecting cash, principally; changes in fair values of the contingent consideration and derivative liabilities; changes in the VAT refund receivable; accretion of asset retirement obligation; changes in accounts payable; accrued expenses and related party payables; and changes in the prepaid expenses.

Overall, increases in cash used in operating activities reflect increased operating expenditures primarily related to legal, consulting and audit fees and salaries and wage expenses.

Cash used in investing activities

Cash used in investing activities increased by $10.6 million for the nine months ended September 30, 2024, compared to the same period in 2023, and decreased by $0.1 million for the year ended December 31, 2023, compared to the year ended December 31, 2022.

In all periods presented, cash used in investing includes continued drilling, completion, and tie in of Longanesi-2D and Longanesi-3D wells. In the nine months ended September 30, 2024, cash used in investing activities also reflects approximately $9.2 million of cash used to purchase three separate RNG assets, and approximately $6.6 million paid to Blugas as part of the Blugas Settlement. These transactions are discussed in more detail in the Recent Developments section.

Cash provided by financing activities

Cash provided by financing activities in all periods presented reflects additional issuances of Class 1 Preferred Units used to fund the Company’s operations.

Contractual Obligations and Other Commitments

Participation Agreements and Blugas ORRI

In the normal course of business, we enter into agreements with other entities to assist in the performance of drilling of the Longanesi field. On June 26, 2009, the Company entered into a Participation Agreement with Societa Padana Energia (“Padana”) for the drilling of the ‘Longanesi 1 exploration well, ‘San Potito’ concession and ‘Abbadessee 1’ exploration,’ collectively referred to as the Longanesi field.

The Unified Operating Agreement (“UOA”) arrangement was originally signed between ENI and Grove and dated September 26, 2009. However, Padana has succeeded ENI as the operator and 66.5% working interest owner, and AleAnna Energy, LLC has succeeded Grove as the non-operator and 33.5% working interest owner. On July 13, 2016, AleAnna acquired a 33.5% working interest in the Longanesi field from Enel, and, as part of the purchase, acquired a legacy contingent liability arising from an agreement between the Longanesi working interest’s original owner Grove Energy and Blugas Infrastructure S.r.l. (“Blugas”). Blugas retained an interest akin to an overriding royalty interest (“ORRI”), whereby Blugas is entitled to physical delivery of 20% of the first 350 million standard cubic meters (“SCM”) (approximately 2,472 106ft3) produced from the Longanesi field. In accounting for the acquisition of the 33.5% working interest, we did not recognize an asset or liability in the consolidated financial statements related to the Blugas ORRI. Further, the Company’s SEC Case reserves estimates contemplate the contractual arrangement and physical gas delivery to Blugas, such that the gas reserves attributable to the Company’s 33.5% working interest have been reduced.

The physical volumes due to Blugas were being contested by AleAnna as usury because AleAnna considered, among other reasons, that extraction services and all associated risks are executed by AleAnna and that participation by Blugas is limited to financing a part of the sum necessary to start drilling, without participation in the construction and exploitation of the reservoir, and therefore do not share the risks or costs, which have increased compared to the initial forecast of the investment.

On May 28, 2024, the Company reached a settlement agreement with Blugas. Under the terms of this agreement, AleAnna paid Blugas approximately €5 million, plus an additional €1.1 million in applicable VAT. In exchange, AleAnna is released from any future liability related to the Blugas ORRI. As a result of the transactions contemplated by the Blugas Settlement Agreement, AleAnna’s 33.5% working interest in the Longanesi field is now unencumbered except for normal government royalties (10%). AleAnna has determined the Blugas settlement should be accounted for as an acquisition of the Blugas ORRI claim with a corresponding impact to AleAnna’s reserves. AleAnna’s year-end December 31, 2023 reserve quantities included the 20% of 350 million standard cubic meters (approximately 2,472 106ft3) allocable to the Blugas ORRI in its proved gas reserves. However, the required payments to Blugas associated with the sale of such quantities were reflected as cash outflows (costs) as if such amounts were paid to Blugas. As a result of the Blugas Settlement Agreement, utilizing the same assumptions as the December 31, 2023 DeGolyer & MacNaughton reserve report, net proved reserve quantities would not increase as the 20% of 350 million standard cubic meters (approximately 2,472 106ft3) allocable to the Blugas ORRI were included in December 31, 2023 proved gas reserves. However, as the required payments to Blugas associated with the sale of such quantities were reflected as cash outflows (costs), as if such amounts were paid to Blugas, utilizing the same assumptions as the December 31, 2023 DeGolyer & MacNaughton reserve report, if the cash payments allocable to Blugas were added back to AleAnna’s December 31, 2023 future net cash flows and standardized measure of discounted future net cash flow, such amounts would have increased $35.3 million and $30.0 million, respectively. AleAnna’s working interest (net revenue interest) as established under the terms of the Unified Operating Agreement (“UOA”) arrangement originally signed between ENI and Grove and dated September 26, 2009, remains unchanged at 33.5%. The total $6.6 million in acquisition costs related to the Blugas ORRI acquisition were not contemplated as part of the December 31, 2023 DeGolyer & MacNaughton reserve report and such amounts do not appear in AleAnna’s December 31, 2023 future net cash flows and standardized measure of discounted future net cash flow as settlement discussions had not commenced (and did not commence until late first quarter 2024) and any potential settlement outcomes or amounts were unknown as of December 31, 2023.

Contingent Consideration Liability

In connection with AleAnna’s purchase of its 33.5% working interest in the Longanesi field, consideration paid included €7 million cash and up to €24 million of deferred consideration payable upon production of the Longanesi field. The deferred consideration is payable based on a formulaic calculation which is predominantly dependent on sales volumes and spot natural gas prices during the first 12 years of production (the “Earn-Out Period”). There will be no deferred consideration due if Longanesi is not developed and no deferred consideration due if average annual gas prices are less than €3.65/Mcf over the Earn-Out Period.

We recognized a liability for the contingent consideration in accounting for the asset acquisition in accordance with ASC 450, Contingences (“contingent consideration liability”). As of September 30, 2024, and December 31, 2023, the contingent consideration liability was recorded at $26.8 million and $26.5 million, respectively.

Internal Control over Financial Reporting

Effective internal controls are necessary to provide reliable financial reports and prevent fraud. AleAnna is a private company without resources with the appropriate level of experience and technical expertise to oversee AleAnna’s business processes and controls, resulting in the Company not having the necessary business processes and related internal controls formally designed and implemented.

As a result, we have identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements would not be prevented or detected on a timely basis.

In connection with the preparation of AleAnna’s financial statements as of and for the years ended December 31, 2023 and 2022, management of AleAnna identified material weaknesses in our internal control over financial reporting as follows:

●	AleAnna management did not maintain an effective control environment in accordance with the COSO framework as we did not maintain a sufficient complement of accounting and reporting resources commensurate with our financial reporting requirements. This material weakness contributed to the following material weaknesses:

●	AleAnna management did not design, implement, and operate controls over the selection and implementation of accounting policies to ensure amounts recorded and disclosed were fairly stated in accordance with GAAP.

●	AleAnna management did not design or maintain appropriate account reconciliation controls to review the work of third-party consultants used to assist management in recording transactions.

We are in the early stages of designing and implementing a plan to remediate the material weaknesses identified. Our plan includes the below:

●	Designing and implementing a risk assessment process supporting the identification of risks facing AleAnna.

●	Implementing controls to enhance our review of significant accounting transactions and other new technical accounting and financial reporting issues and preparing and reviewing accounting memoranda addressing these issues.

●	Hiring additional experienced accounting, financial reporting and internal control personnel and changing roles and responsibilities of our personnel as we transition to being a public company and are required to comply with Section 404 of the Sarbanes Oxley Act of 2002.

●	Implementing controls to enable an accurate and timely review of accounting records that support our accounting processes and maintain documents for internal accounting reviews.

We cannot assure you that these measures will remediate the material weaknesses described above. The implementation of these remediation measures is in the early stages and will require validation and testing of the design and operating effectiveness of our internal controls over a sustained period of financial reporting cycles and, as a result, the timing of when we will be able to remediate the material weaknesses is uncertain and we may not remediate these material weaknesses during the year ended December 31, 2024. If the steps we take do not remediate the material weaknesses in a timely manner, there could be a reasonable possibility that these control deficiencies or others may result in a material misstatement of our annual or interim financial statements that would not be prevented or detected on a timely basis. This, in turn, could jeopardize our ability to comply with our reporting obligations, limit our ability to access the capital markets and adversely impact our stock price.

Emerging Growth Company Accounting Election

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. We expect to be an emerging growth company at least through 2024. Swiftmerge has previously elected to irrevocably opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we will adopt the new or revised standard at the time public companies adopt the new or revised standard.

Critical Accounting Policies and Estimates

Our unaudited consolidated financial statements are based on the selection and application of significant accounting policies. The preparation of our management’s discussion and analysis of our financial condition and results of operations is based on our unaudited condensed consolidated interim financial statements for the quarterly period ended September 30, 2024 and our audited consolidated financial statements as of and for the years ended December 31, 2023 and 2022, which have been prepared in accordance with United States generally accepted accounting principles (“US GAAP”). In preparing these financial statements, we make estimates and assumptions impacting asset and liability amounts, disclosure of contingent liabilities, and expenses incurred.

The estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. The Company regularly assesses these estimates; however, actual amounts could differ materially from those estimates under different assumptions or conditions. The most significant items involving management’s estimates include estimates of contingencies including the contingent consideration liability discussed below. The impact of changes in estimates is recorded in the period in which they become known.

The accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

Conventional Natural Gas Properties

The Company uses the successful efforts method of accounting for conventional gas-producing activities. Under this method, the cost of productive wells and related equipment, development dry holes, and any permits related to productive acreage are capitalized, and depleted using the unit-of-production method. These costs include other internal costs directly attributable to production activities. AleAnna is not yet recognizing depletion as assets are not yet producing and therefore have not yet been placed in service. Costs for exploratory dry holes, exploratory geological and geophysical activities, and delay rentals as well as other property carrying costs are charged to exploration expense.

There were no exploratory wells drilled or capitalized exploratory well costs in the nine months ended September 30, 2024, or in the years ended 2023 or 2022. All asset additions in the nine months ended September 30, 2024, and in the years ended 2023 and 2022, relate to the drilling of three Longanesi development wells. Such wells are expected to begin production in the first quarter of 2025.

Proved gas reserves, are those quantities of gas that, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward from known reservoirs and under existing economic conditions, operating methods and government regulations prior to the time at which contracts providing the right to operate expire unless evidence indicates that renewal is reasonably certain regardless of whether deterministic or probabilistic methods are used for the estimation.

The estimates of proved natural gas reserves (“SEC Case”) utilized in the preparation of our consolidated financial statements are estimated in accordance with the rules established by the Securities and Exchange Commission (“the SEC”) and the Financial Accounting Standards Board (“the FASB”). These rules require that reserve estimates be prepared under existing economic and operating conditions using a trailing 12-month average price with no provision for price and cost escalations in future years except by contractual arrangements. The development of the Company’s natural gas reserve quantities requires management to make significant estimates and assumptions related to the intent and ability to complete undeveloped proved reserves within a five-year development period, as prescribed by SEC guidelines. Management engaged DeGolyer and MacNaughton, independent reserve engineers, to prepare reserves estimates for the Company’s estimated proved reserves at December 31, 2023, and 2022. The technologies used in the estimation of the Company’s net proved undeveloped reserves include, but are not limited to, empirical evidence through drilling results and well performance, production data, decline curve analysis, well logs, geologic maps, core data, seismic data, demonstrated relationship between geologic parameters and performance, and the implementation and application of statistical analysis.

Management has confirmed that none of the Unitized Operating Agreement’s (“UOAs”) nor the Proved Undeveloped Reserves (“PUDs”) are scheduled to be developed on a date more than five years from the date the reserves were initially recognized as PUDs as prescribed by SEC guidelines. PUDs are converted from undeveloped to developed as applicable wells begin production.

Reserve estimates are inherently imprecise. Accordingly, the estimates are expected to change as more current information becomes available. Such estimates are subject to the uncertainties inherent in the application of judgmental factors in interpreting such information. It is possible that, because of changes in market conditions or the inherent imprecision of reserve estimates, the estimates of future cash inflows, future gross revenues, the volume of natural gas reserves, the remaining estimated lives of natural gas properties, or any combination of the above may be increased or decreased. Increases in recoverable economic volumes generally reduce per-unit depletion rates, while decreases in recoverable economic volumes generally increase per-unit depletion rates.

Revenue Recognition

General — The Company follows the guidance of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 606, Revenue from Contracts with Customers (“ASC 606”). The core principle underlying revenue recognition under ASC 606 is that revenue should be recognized as goods or services are transferred to customers in an amount that reflects the consideration to which the Company expects to be entitled. ASC 606 defines a five-step process to achieve recognition and mandates additional disclosure about the nature, amount, timing and uncertainty of revenues and cash flows arising from customer contracts, including significant judgments, and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract.

Renewable Natural Gas (“RNG”) — As of September 30, 2024, the Company primarily earns revenue through electricity generation revenue from the conversion of bio feedstocks to biomethane which is then converted to electricity through reciprocating generators. Such electricity is then delivered onto the grid through a metered interconnection and sold to the local state-owned electrical utility responsible for the purchase and marketing of energy produced by small-scale renewable energy assets. Upon delivery of the electricity to the grid, all performance obligations have been satisfied and energy generation revenue is recognized based on actual output and non-company specific predetermined prices for small renewable energy producers of €280/MWh (D.M. 18/12/2008).

Revenue is recognized over time as the Company transfers the electricity to the grid at a metered interconnection. The customer obtains control of the product upon delivery onto the electrical grid. The Company generally has a single performance obligation in its arrangements with its customers. The Company has no long-term contracts containing quantity or electricity volume production requirements and there is no variable consideration present in the Company’s performance obligations. Per ASC 606-10-25-27(a), delivery of units of power that are simultaneously received and consumed by the customer would satisfy the criteria in to be accounted for as a performance obligation satisfied over time and the same method would be used to measure the entity’s progress towards complete satisfaction of the performance obligation to transfer each distinct unit of power in the series to the customer. The Company’s performance obligation related to the sales of electricity are satisfied over time upon delivery to the customer. Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring its products. The Company applies a practical expedient in FASB ASC 606-10-55-18 applicable to its sales by assessing whether the Company’s right to consideration corresponds directly with the value to the Company’s customer (the “invoice practical expedient”). The Company concluded that pricing that corresponds to the value provided to the customer. Consideration for each transaction is based upon non-company specific predetermined prices for small renewable energy producers of €280/MWh (D.M. 18/12/2008). Payment terms are typically between two months after the invoice date and there are no return or refund rights.

Business Combinations and Asset Acquisitions

We evaluate whether a transaction meets the definition of a business. We first apply a screen test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. If the screen test is met, the transaction is accounted for as an asset acquisition. If the screen test is not met, we further consider whether the set of assets acquired have, at a minimum, inputs and processes that have the ability to create outputs in the form of revenue. If the assets acquired meet this criteria, the transaction is accounted for as a business combination.

Acquisitions that qualify as an asset acquisition are accounted for using a cost accumulation model where the purchase price of the acquisition is allocated to the assets acquired on a relative fair value basis on the date of acquisition. We generally account for acquisitions of RNG assets as asset acquisitions. Inputs used to determine such fair values are primarily based upon internally-developed estimates, estimates developed by third-party valuation firms, and publicly-available data regarding RNG asset transactions consummated by other buyers and sellers, as applicable. These fair values are considered Level 3 assets in the fair value hierarchy. Any associated acquisition costs are generally capitalized.

Acquisitions that qualify as a business combination are accounted for using the acquisition method of accounting. The fair value of consideration transferred for an acquisition is allocated to the assets acquired and liabilities assumed based on their fair value on a nonrecurring basis on the acquisition date and are subject to fair value adjustments under certain circumstances. The excess of the consideration transferred over the fair value of assets acquired and liabilities assumed is recorded as goodwill. Conversely, in the event the fair value of assets acquired and liabilities assumed is greater than the consideration transferred, a bargain purchase gain is recognized.

Determining the fair value of assets acquired and liabilities assumed requires judgment and often involves the use of significant estimates and assumptions as fair values are not always readily determinable. Different techniques may be used to determine fair values, including market prices (where available), comparisons to transactions for similar assets and liabilities and the discounted net present value of estimated future cash flows, among others. We engage third-party valuation firms when appropriate to assist in the fair value determination of assets acquired and liabilities assumed. Acquisition-related expenses and transaction costs associated with business combinations are expensed as incurred. We may adjust the amounts recognized in an acquisition during a measurement period not to exceed one year from the date of acquisition, as a result of subsequently obtaining additional information that existed at the acquisition date.

Where applicable, asset acquisitions may be owned together with unaffiliated outside parties. In acquisitions where the Company has majority direct controlling interest, the unaffiliated outside ownership is shown as noncontrolling interests (“NCI”) in members’ equity in the Company’s consolidated financial statements.

Contingent Consideration Liability

On July 13, 2016, AleAnna Europa S.r.l., a former subsidiary of AleAnna Resources LLC (which was subsequently merged into AleAnna Italia S.p.A. in December 2022), purchased a 33.5% working interest in the Longanesi field, which was accounted for as an asset acquisition. Consideration paid included €7 million cash and up to €24 million of deferred consideration payable upon production of the Longanesi field. The deferred consideration is payable based on a formulaic calculation which is predominantly dependent on sales volumes and spot natural gas prices during the first 12 years of production (the “Earn-Out Period”). There will be no deferred consideration due if Longanesi is not developed and no deferred consideration due if average annual gas prices are less than €3.65/Mcf over the Earn-Out Period.

The Company recognized a liability for the contingent consideration in accounting for the asset acquisition in accordance with ASC 450, Contingencies (the “contingent consideration liability”) based on our assessment of probability of the occurrence of payment and deemed the liability estimable based on the formulaic nature. See Note 3 for more information.

Derivative Liability

The Company evaluates the existence of separable embedded features within applicable debt or equity instruments pursuant to FASB ASC 815, Derivatives and Hedging (“ASC 815”). Professional standards generally provide three criteria that, if met, require companies to bifurcate embedded features from their host instruments and separately account for them as derivative. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

As of December 31, 2023, we recorded a derivative liability associated with certain embedded features of our Class 1 Preferred Units which entitle holders to a payout of 3.5x times their investment in the event of a company sale transaction or redemption at the option of the Company (the “3.5x Redemption Feature”). See Note 4 for more information.

Income Taxes

The Company is not directly subject to federal income taxes under the provisions of the Internal Revenue Code or applicable state laws as it has elected to be taxed as a partnership, and therefore taxable income or loss is reported to the individual partners for inclusion in their respective tax returns. As such, no provision for federal and state income taxes at the AleAnna Energy, LLC level has been included in the accompanying consolidated financial statements.

However, the Company’s consolidated Italian subsidiary (AleAnna Italia S.p.A.) is subject to Italian corporate income taxes. Therefore, the income tax consequences of this entity have been reflected in the Company’s consolidated financial statements in accordance with ASC 740, Income Taxes.

As of September 30, 2024 and December 31, 2023, the statutorily determined cumulative taxable loss of AleAnna Italia S.p.A. was tax affected and recognized as a deferred tax asset, and we have provided deferred taxes for temporary differences between the book and tax basis in the underlying assets and liabilities resulting in a net deferred tax asset. Given AleAnna’s history of cumulative financial reporting losses, a full valuation allowance was applied against the deferred tax asset as of September 30, 2024 and December 31, 2023.

The applicable Italian corporate tax rate is 24%, and the effective tax rates were 0% in the periods presented herein given the losses incurred and the application of a full valuation allowance against the Company’s deferred tax assets.

Asset Retirement Obligation

The Company recognizes a liability for asset retirement obligations (“AROs”) based on an estimate of the amount and timing of settlement at the time a legal obligation is incurred. Upon initial recognition of an ARO, the Company increases the carrying amount of the long-lived asset by the same amount as the liability. The initial capitalized costs will be depleted over the useful (productive) lives of the related assets.

The Company’s asset retirement obligations relate to the abandonment of gas production facilities including reclaiming well pads, reclaiming water impoundments, plugging wells and dismantling related structures. Estimates are based on historical experience of plugging and abandoning wells and reclaiming of disposing other assets and estimated remaining (productive) lives of the wells and assets.

No incremental ARO liabilities have been incurred during the nine months ended September 30, 2024. During the year ended December 31, 2023, the Company incurred incremental ARO liabilities, for one new development area associated with Longanesi (Casale Cocchi 1). During the year ended December 31, 2022, the Company incurred incremental ARO liabilities for two new development areas associated with Longanesi (Longanesi 3 and Casale Cocchi 1). Otherwise, changes in ARO between periods presented only relate to the accretion of the liability. The Company does not have any assets that are legally restricted for purposes of settling these obligations.